EXHIBIT 99

FOR MORE INFORMATION, CONTACT:

Laurie Scarborough
Humana Investor Relations
502/580-1037
E-MAIL: lscarborough@humana.com



Tom Noland
Humana Public Affairs
502/580-3674
E-MAIL: tnoland@humana.com



                         Humana CEO David A. Jones Retires

             Jones remains chairman; Gregory H. Wolf assumes CEO role


        LOUISVILLE, KY _ Dec. 1, 1997 _ Humana Inc. (NYSE: HUM) announced that David A. Jones is retiring as its chief executive officer effective today. As previously announced, Jones, who remains as chairman of the board of the company he co-founded in 1961, will relinquish his responsibilities as CEO to current Humana President and Chief Operating Officer Gregory H. Wolf.

	Jones, 66, who was originally scheduled to step down as CEO on Dec. 31, said he decided to make the change a month earlier to allow Wolf to present Humana's 1998 business plan to the board of directors with full authority for its preparation and execution. The company's fiscal year begins Jan. 1.

	"Greg Wolf is a visionary and inspirational leader. Since he became Humana's chief operating officer 17 months ago, we've made sweeping changes that have refocused our business on our strategic assets and positioned the company well for the future," Jones said. "Our company is moving in the right direction, we have the right person in charge and this is the right time for change."

-More-

						Page 2								Wolf, 41, said: "David Jones is a legend in
        Wolf, 41, said: "David Jones is a legend in the health
care industry.  His leadership and force of personality have taken Humana from an idea to an $8 billion company.  His
contributions are not limited to today's Humana;
in addition to the spin off to our shareholders of the company's hospitals in 1993, our company has seeded a variety of other companies with financial and human resources and created jobs throughout this industry.  At the same time, David played a
leadership role nationally in expanding affordable access to health care for all Americans."

	A Louisville native, Jones founded Humana with the late Wendell Cherry in 1961. The company grew rapidly as an owner and operator of nursing homes and went public in 1968. That year, Humana built its first hospital, and in 1972 the company sold its nursing homes. By the late 1970s, Humana was the nation's largest hospital company.

	In 1984, the company sold its first health plan products, and in 1993, after rapid growth in this area, Humana spun off its hospitals to its shareholders as a separate company.

	Jones is a 1954 graduate of the University of Louisville.
After three years of service in the U.S. Navy, he entered Yale
University Law School, where he earned a J.D. degree in 1960 while also serving on the economics faculty.

	He is a member of the Business Roundtable, the boards of directors of the American Association of Health Plans, and the Healthcare Leadership Council (of which he is co-founder and former chairman) and is the former chairman of the National Committee for Quality Health Care.

						-More-

						Page 3



        Wolf, who will retain the post of president, previously served as Humana's senior vice president of sales and marketing, joining the company following its acquisition of Green Bay, Wis.-based EMPHESYS Financial Group, Inc. in October 1995. At
EMPHESYS, Wolf served as president and chief operating officer.

	Humana Inc., headquartered in Louisville, Ky., is one of the nation's largest publicly traded managed health care companies with approximately 6.2 million medical members located primarily in 16 states and Puerto Rico. Humana offers coordinated health care through a variety of plans _ health maintenance organizations, preferred provider organizations, point-of-service plans, and administrative services products _ to employer groups, government-sponsored plans and individuals.

	More information about Humana is available at http://www.humana.com.